Exhibit 99.1

XpresSpa Group Reports Third Quarter 2021 Results

Best Performing Quarterly Financial Results in Company History

Record Quarterly Revenue of $26.8 Million

Record Net Income of $5.6 Million

On Track for Record Year of Revenue and Earnings

Strong Liquidity Position with Unrestricted Cash Balance Increasing to $109.2 Million

Webcast and Conference Call Scheduled for 4:30 PM ET Today

NEW YORK, November 15, 2021 - XpresSpa Group, Inc. (Nasdaq: XSPA), a travel health and wellness company, today announced that it has filed financial results on Form 10-Q for the third quarter ending September 30, 2021.

Doug Satzman, XpresSpa Group CEO, stated, “We are extremely pleased with our record results and sincerely thank our entire team for making them possible. For the third quarter, we generated our highest ever revenue of $26.8 million as well as our first ever quarter of profitability, with net income of $5.6 million. In fact, XpresSpa Group has reached a year-to-date, nine-month consolidated revenue of $44.4 million and year-to-date net income of $74 thousand. We are projecting a strong end to 2021 as we approach the holiday season, which would make this a banner year for our Company.”

Mr. Satzman continued, “Strong testing numbers, concurrent with the resumption of travel, have enabled XpresCheck to vastly surpass our expectations to-date. We firmly believe that COVID-19 testing at major U.S. airports will remain an important part of travel, especially international travel, for the foreseeable future. This is due to the emergence of highly contagious COVID-19 variants, such as Delta, along with break-through vaccination infections. Our $2 million Centers for Disease Control and Prevention (“CDC”) pilot program, which is not reflected in these quarterly financials, is also showing positive results and we expect to recognize approximately 75% of the revenue during this fourth quarter. We also anticipate that this CDC program will be expanded.”

Mr. Satzman added, “As we look to the future of XpresSpa Group, along with XpresCheck, we envision Treat becoming a leader in the emerging new category of travel health and wellness by providing 24/7, on-demand access to integrated healthcare through technology and personalized services. Having already launched our Treat website and mobile app, we are now focused on opening our first Treat In-Airport Wellness Centers. Treat at JFK Terminal 4 is scheduled to open next month while Treat at Phoenix Sky Harbor is now scheduled during the first quarter next year. Additional location openings are planned for 2022 and 2023.”

Mr. Satzman concluded, “Ultimately, we believe that the Company has significant opportunities utilizing three sustainable growth brands that can collectively generate annualized revenue of $500 million by 2025. We believe each can have healthy unit level economics and can operate adjacent to the others while leveraging an efficient corporate structure, coupled with our relationships and experience operating in global airports. In realizing our growth target, we intend to elevate these brands and remain nimble, but also further expanding our services and products, resulting in increased market share and attendant shareholder value.”

Business Update

XpresCheckTM Wellness Centers

XpresCheck’s business has entered into management services agreements with state licensed physicians and nurse practitioners, under which we administer COVID-19 testing options, including a Polymerase Chain Reaction (PCR) test and a rapid PCR test. As of today, there are 14 operating XpresCheck locations in 12 airports.

Recent developments since the beginning of the third quarter of 2021 include:

•	XpresCheck opened a COVID-19 testing facility at Hartsfield-Jackson Atlanta International Airport (ATL) inside a legacy XpresSpa located in Concourse E.
•	XpresCheck initiated its $2 million, eight-week pilot program with the CDC in collaboration with Concentric by Ginkgo. Under this program, XpresCheck is conducting biosurveillance monitoring at three major U.S. airports (JFK International Airport, Newark Liberty International Airport and San Francisco International Airport) aimed at identifying existing and new SARS-CoV-2 variants, including the highly contagious Delta variant and other new variants surfacing in the U.S.
○	The revenue on this contract is based on certain milestones specified in the contract and no revenue was recorded during the third quarter of 2021. However, the Company believes that approximately 75% of the revenue will be recorded during the fourth quarter of 2021. The Company is pleased with the initial results of the CDC pilot program as the number of participants continues to increase.

XpresSpaTM Services

By July 1st 2021, the Company re-opened four top-performing domestic XpresSpa locations with modified hours and top selling services such as massage, manicure, and pedicures. There were two additional locations opened during the third quarter.

During the fourth quarter of 2021, another four locations were reopened and an additional three XpresSpa reopening’s are planned for the remainder of the year. As of today, there are currently 10 (domestic) XpresSpa company locations and one franchise location operating:

•	Austin-Bergstrom International Airport (AUS) Section J (franchised)
•	Charlotte Douglas International Airport (CLT) Concourse A/B
•	Charlotte Douglas International Airport (CLT) Concourse D
•	Dallas/Fort Worth Int’l Airport (DFW) Concourse A
•	Dallas/Fort Worth International Airport (DFW) Concourse D
•	Hartsfield-Jackson Atlanta Int’l Airport (ATL) Concourse A
•	Hartsfield-Jackson Atlanta International Airport (ATL) Concourse C
•	William P. Hobby Airport (HOU)
•	John F. Kennedy International Airport (JFK) Terminal 4
•	McCarran International Airport (LAS) Concourse D
•	Orlando International Airport (MCO) Airside 2

There are also three XpresSpa locations operating in Dubai International Airport in the United Arab Emirates as well as three XpresSpa locations operating in Schiphol Amsterdam Airport in the Netherlands.

A majority of the domestic XpresSpa locations are operating approximately eight hours per day during the busiest hours (compared to up to 16 hours per day pre-pandemic) with sales volumes about 30% to 60% of pre-pandemic levels. The Company implemented a price increase in mid-October and is planning to test some new touchless massage services and new retail items during the fourth quarter.

The Company will re-evaluate each airport on a month by month basis as well as review continued learnings as the portfolio is re-activated.

Treat™: A New Travel Health and Wellness Brand

Treat, the Company’s new travel health and wellness brand, provides access to integrated care services that can seamlessly fit into a health and wellness lifestyle. Empowering travelers to take a health-first approach to the journey ahead, Treat acts as a wellness concierge, providing medical care and wellness services to consumers as they return to travel.

The Treat website (www.treat.com) features original content, access to resources about global COVID-19 requirements, and curated e-commerce. The Treat mobile app provides access to on-demand virtual care to board-certified physicians, including chat care and video care. The app also has a “travel wallet” providing access to a person’s medical records, vaccinations and test results. Eventually, we expect to expand the app and benefits to include in-app premium wellness content including meditations and workouts as well a Smart Health Card online shopping and prescription discounts.

Over the long-term, the Company envisions that digital channels will provide growth opportunities beyond the airport locations, which would be achieved through subscription-based services that offer care and tools supporting travel health and wellness. The Company also anticipates offering upstream content that can be monetized through affiliate revenue as well as curated ecommerce retail through www.treat.com.

Treat In-airport Wellness Centers will offer services such as, travel vaccines, anxiety care, emergency prescriptions, vitamin IV therapies, as well as private virtual wellness services including fitness, yoga and guided meditation sessions. Treat Wellness Centers will also include a highly curated assortment of premium health and wellness travel items in their onsite retail collection.

The first Treat In-Airport Wellness Center is now set to launch at JFK International Airport in December and will be followed by Phoenix Sky Harbor International Airport in the first quarter 2022. The Company is in negotiations for several additional locations, including some XpresSpa conversions, at major airports across the U.S. for 2022 and 2023.

Given its strong liquidity position and poise for growth, the Company is also considering accretive acquisitions and other strategic transactions to further broaden its service and retail offerings and would invest in new opportunities beyond this new evolving concept.

Share Repurchase Program

During the third quarter of 2021, the Company repurchased 250,000 shares of its common stock outside of black-out periods. As of September 30, 2021, 14.75 million shares remained available under the 15 million share repurchase program announced on August 31, 2021. Management has discretion in determining the conditions under which shares may be purchased from time to time, if at all.

Liquidity and Financial Condition

As of September 30, 2021, the Company had cash and cash equivalents, excluding restricted cash, of $109.2 million, and total current assets of $113.1 million and total current liabilities of $17.2 million reflecting strong working capital.

Summary of Third Quarter 2021 Financial Results

Total revenue during the three months ended September 30, 2021 was $26.8 million compared to $0.2 million in the corresponding period in 2020. The increase in revenue was primarily due to the recognition of revenue from twelve XpresCheck locations totaling $25.4 million. The Company also generated $1.4 million in services related to reopened XpresSpa locations.

Explanation of Management Services Agreements (“MSAs”) and Variable Interest Entities (“VIEs”)

Through XpresCheck and under the terms of the MSA with Professional Corporations (“PCs”) that in turn contract with physicians and other professional healthcare Providers, the Company offers testing services to airline employees, contractors, concessionaire employees, TSA officers and U.S. Customs and Border Protection agents, as well as the traveling public. The Company has entered into MSAs with PCs that provide healthcare services to patients. Under the terms of the MSAs which may be modified according to market conditions, XpresTest provides office space, equipment, supplies, non-licensed staff, and management services to support and facilitate the PC’s provision of COVID-19 and other medical diagnostic testing in return for a management fee.

Effective July 1, 2021, the Company determined that the PCs are variable interest entities (“VIE”), and the Company has a variable interest in the PCs. In pursuance, the total revenue of $25.4 million for the PCs for the three months ended September 30, 2021 were consolidated on the books of the Company.

Until June 30, 2021, MSA fees were commensurate with the expected level of activity required to be billed by XpresCheck. Therefore, the PCs were assessed not to be variable interest entities prior to July 1, 2021.

Effective July 1, 2021, contractual arrangements between the Company, the Company’s affiliated medical group and nominated shareholder were changed in a manner that changes the characteristics or adequacy of the Nominee Shareholders equity investment at risk and residual returns. Notwithstanding their legal form of ownership of equity interests in the PC of the Nominee Shareholder, the primary beneficiary of the affiliated medical group is the Company. Therefore, due to reassessment triggered by the development on July 1, 2021, the Company determined that the PCs were variable interest entities as of such date. The Company consolidated the PCs under the VIE model since the Company has the power to direct activities that most significantly impact the PCs economic performance and the right to receive benefits or the obligation to absorb losses that could potentially be significant to the PCs.

Cost of Sales

Cost of sales increased to $13.7 million from $1.4 million in the prior year third quarter. The increase in cost of sales was primarily due to the cost of sales incurred in XpresCheck pursuant to the MSAs.

General and Administrative Expenses

General and administrative expenses were $5.2 million compared to $4.4 million for the year ago comparable period. The increase was primarily due to start-up costs associated with XpresCheck, development of Treat, and additional legal fees related to the resolution of certain XpresSpa litigation matters, offset by reduced variable costs related to the closed XpresSpa locations and the realized benefits of cost cutting and control initiatives instituted throughout 2019 and 2020, primarily in salaries, occupancy and professional fees.

Income from Operations

Income from operations increased to $7.1 million compared to a loss from operations of $9.2 million in the prior year third quarter, an increase of $16.3 million. Income from operations consists of $12.0 million contributed by our Xprescheck business offset by losses at our XpresSpa and Treat divisions and corporate-level expenses.

Net Income Attributable to Common Shareholders

Net income attributable to common shareholders was $5.6 million compared to a net loss attributable to common shareholders of $6.1 million in the prior year third quarter.

Please refer to the Quarterly Report on Form on 10-Q filed on November 15, 2021 for more financial information related to the third quarter ending September 30, 2021. It can be accessed at https://investors.xpresspa.com/sec-filings or at https://www.sec.gov/

XpresCheck Non-GAAP Financial Metrics

The assessment that the PCs qualify as VIEs, and are presented as consolidated information in the Company’s financial statements, results in a clearer view on the full COVID-19 testing economics. Additional information of note and shown below includes Total Patient Encounters; Total NAAT Rapid Tests (Antigen and PCR); and PCR % of Total NAAT Rapid.

Total Patients By Quarter

Q1	37,589
Q2	92,415
Q3	113,212

Total Rapid Test (Antigen and PCR) / Percent of Total Patients By Quarter

Q1	27,651	74%
Q2	75,788	82%
Q3	110,376	97%

Rapid PCR Tests / Percent of Total Rapid Tests By Quarter

Q1	114	0%
Q2	32,382	43%
Q3	74,090	67%

Adjusted EBITDA

On a non-GAAP basis, Adjusted EBITDA was $8.7 million during the third quarter 2021, compared to an Adjusted EBITDA loss of $5.1 million in the prior year third quarter. The improvement of $13.8 million is indicative of the profitability of XpresCheck compared to the legacy XpresSpa spa segment.

The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization expense, non-cash charges and stock-based compensation expense.

The Company considers Adjusted EBITDA to be an important indicator for the performance of its operating business, XpresCheck. In particular, it believes that it is useful for analysts and investors to understand that Adjusted EBITDA excludes certain transactions not related to core cash operating activities, which are primarily related to XpresCheck. The Company believes that excluding these transactions allows investors to meaningfully analyze the performance of core cash operations. For a reconciliation to GAAP EBITDA, please refer to the 10-Q filed this afternoon.

Long-Term Revenue Target of $500 Million by 2025

The Company reiterated its long-term revenue target of $500 million by 2025 that was first introduced at the HC Wainwright 23rd Annual Global Investment Conference in September 2021.

Webcast and Conference Call Today

The Company will host a webcast and conference call at 4:30 p.m. Eastern Time today.

The Company encourages investors and interested parties to listen via webcast as there is a limited capacity to access the conference call by dialing 1-201-689-8263. To submit a question, please email ir@xpresspagroup.com.

The live and later archived webcast can be accessed from the Investor Relations section of the Company’s website at http://xpresspagroup.com. Visitors to the website should select the “Investors” tab and navigate to the “Events” link to access the webcast.

About XpresSpa Group, Inc.

XpresSpa Group, Inc. (Nasdaq: XSPA) is a leading global health and wellness holding company operating three distinct brands: Treat™, XpresCheck™, and XpresSpa™. Treat is a travel health and wellness brand that will be providing on-demand access to healthcare through technology and personalized services. XpresCheck is a leading on-site airport provider of COVID-19 screening and testing with 14 locations in 12 domestic airports. XpresSpa is a leading airport retailer of spa services and related health and wellness products, with 43 locations in 21 airports globally.

To learn more about XpresSpa Group, visit: www.XpresSpaGroup.com.

To learn more about Treat, visit: www.Treat.com.

To learn more about XpresCheck, visit: www.XpresCheck.com.

To learn more about XpresSpa, visit www.XpresSpa.com.

Twitter: @Treat_Care and Instagram: @treat_care

Twitter: @xprescheck and Instagram: @realxprescheck

Twitter: @XpresSpa and Instagram: @XpresSpa

Forward-Looking Statements

This press release may contain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements relating to expectations about future results or events are based upon information available to XpresSpa Group as of today's date and are not guarantees of the future performance of the Company, and actual results may vary materially from the results and expectations discussed. Additional information concerning these and other risks is contained in XpresSpa Group’s most recently filed Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and other Securities and Exchange Commission filings. All subsequent written and oral forward-looking statements concerning XpresSpa Group, or other matters and attributable to XpresSpa Group or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. XpresSpa Group does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

Investor Relations

ICR

Raphael Gross

ir@xpresspagroup.com

(203) 682-8253

Media

Julie Ferguson

Julie@jfprmedia.com

(312) 385-0098